UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

—————————

FORM 8-K

—————————

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2017

—————————

ZAIS GROUP HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35848	46-1314400
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Bridge Avenue, Suite 322 Red Bank, NJ	07701-1106
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (732) 978-7518

N/A
(Former name or former address, if changed since last report.)

—————————

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

—————————

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In recognition of the importance of retaining the services of Michael Szymanski as the Chief Executive Officer of ZAIS Group Holdings, Inc. (the “Company”) and its operating subsidiary, ZAIS Group, LLC, and in connection with the Company’s review of strategic alternatives to enhance shareholder value, on April 5, 2017, the Company provided a retention award to Mr. Szymanski (the “Award”). Under the Award, which has been approved by the Compensation Committee of the Board of Directors of the Company, Mr. Szymanski is entitled to receive a cash retention payment of $500,000 on each of June 30, 2017, September 30, 2017 and a date within five business days following the closing date of a “Transaction” as defined in the Award or otherwise as determined by the Board of Directors of the Company. Mr. Szymanski would be entitled to such payments provided he remains employed by the Company on such dates, or if he has been removed as the Company’s Chief Executive Officer or his employment terminated for reasons other than for cause prior to such dates. The aggregate amount of retention payments that may be paid to Mr. Szymanski under the Award is $1.5 million. The description of the Award herein is qualified in its entirety by reference to the Award which is filed herewith as Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits.

(d)        Exhibits

Exhibit No.	Description
10.1	Award Letter, dated April 5, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAIS GROUP HOLDINGS, INC.

By:	/s/ Michael Szymanski
Michael Szymanski
President and Chief Executive Officer

Date: April 7, 2017

EXHIBIT INDEX

Exhibit No.	Description
10.1	Award Letter, dated April 5, 2017